UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2013

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-21174	04-2977748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts  01803
(Address of Principal Executive Offices)   (Zip Code)

(978) 640-6789
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 20, 2013, Avid Technology, Inc. (“Avid” or the “Company”) and Mr. Kenneth Sexton agreed that Mr. Sexton will transition from his role as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company as of April 22, 2013 (“Transition Date”).
On April 22, 2013 Avid also announced that John W. Frederick, 49, the Company’s existing Chief of Staff is assuming, as of the Transition Date, the role of the Company’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer and will cease to serve as the Company’s Chief of Staff. In order to ensure a smooth transition, Mr. Sexton will continue on in a consulting capacity and work closely with John Frederick.
Mr. Frederick joined Avid as Chief of Staff on February 11, 2013, working on strategic projects as requested by Avid’s President and Chief Executive Officer. Before joining Avid, Mr. Frederick was corporate executive vice president and chief financial officer of Open Solutions, Inc., a technology provider to financial institutions worldwide, which was acquired in January 2013 by Fiserv, Inc. During the period October 2006 to October 2007 Mr. Frederick served first as interim chief financial officer and then as chief financial officer of SafeNet, Inc., a global encryption security company. After a brief transition in connection with the acquisition of SafeNet, he rejoined SafeNet as chief financial officer in November 2007 and served as such until August 2009. Additionally, he held a variety of senior financial, business planning, and analysis roles at organizations including AlliedSignal, now Honeywell, Time Warner-Six Flags, Sunbeam Corporation, and Legrand North America.
The selection of Mr. Frederick to serve as the Company’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Frederick and any director or other executive officer, and there are no related persons transactions between Mr. Frederick and the Company reportable under Item 404(a) of Regulation S-K.
Mr. Frederick’s Employment Agreement.
On April 22, 2013 the Company and Mr. Frederick entered into an amended and restated employment agreement (“Frederick Agreement”) pursuant to which Mr. Frederick will begin serving as the Company’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer on the Transition Date. The Frederick Agreement provides for (i) an annual base salary of $425,000, (ii) a signing and a relocation bonus totaling $200,000, (iii) an annual incentive bonus target equal to 100% of annual base salary (up to a maximum of 135% of annual base salary), (iv) an annual travel and housing allowance of approximately $134,000 subject to normal tax withholding and (v) a long term equity award consisting of time vesting stock options and restricted stock unit awards and performance vesting options (which vest upon attainment of specified targets relating to the Company’s return on equity). Mr. Frederick received 65,000 time vesting options and 65,000 time vesting restricted stock unit awards, as well as 400,000 performance vesting options. Mr. Frederick must repay the signing bonus of $150,000 to the Company in full if he is terminated for cause or resigns without good reason prior to February 11, 2014.

The agreement has a term of five years from February 11, 2013, and will automatically renew for one-year periods so long as neither the Company nor Mr. Frederick provides 180 days' prior written notice of intent to terminate. The term of the agreement will also be extended for an additional twelve months in the event of a change-in control of the Company or a potential change-in-control of the Company occurring within twelve months prior to the end of the then-current term. The agreement further provides that if Mr. Frederick’s employment is terminated by the Company without cause or by the executive for good reason other than in connection with a change-in-control of the Company, he will be entitled to receive, in addition to any unpaid salary, benefits and earned bonus, (i) 12 months base salary, (ii) a bonus equal to 100% plus a pro-rated percentage (based on days elapsed in the current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to the company's portion of the executive's COBRA premiums for up to twelve months, and (iv) outplacement services. In addition, any time-based vesting equity awards held by the Mr. Frederick will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the twelve-month period following the date of termination. Mr. Frederick will also generally be entitled to exercise any options for twelve months after the termination of his employment.

The agreement also provides that if Mr. Frederick's employment is terminated by the Company without cause or by him for good reason within twelve months after a change-in-control of the Company or during a potential change-in-control period, Mr. Frederick will be entitled to receive, in addition to any unpaid salary, benefits and earned bonus an amount equal to (i) a bonus equal to 100% plus a pro-rated percentage (based on days elapsed in the then current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (ii)1.5 times the sum of his base salary, and (iii) 1.5 times the greater of Mr. Frederick's highest annual incentive bonus for the prior two years or 100% of his base salary. In addition, all outstanding options and other equity awards held by Mr. Frederick will vest in full, and Mr. Frederick will generally be entitled to exercise any options for 18 months after the termination of his employment. Mr. Frederick will also be entitled to an amount equal to the Company's portion of Mr. Frederick's COBRA premiums for up to 18 months following termination.

In order to be eligible to receive any of the above payments and benefits, Mr. Frederick must execute a general release of claims against the Company.

Mr. Sexton’s Consulting Agreement.
In connection with the transition, on April 22, 2013, the Company and Mr. Sexton entered into a consulting and separation agreement (the “Sexton Agreement”). The Sexton Agreement provides that Mr. Sexton will commit 45% of his time to assist the Company with the ongoing accounting evaluation, the transition of duties to the new executive vice president, chief financial officer and chief administrative officer and with such other projects as specified by the Company’s executive vice president, chief financial officer and chief administrative officer. Mr. Sexton shall provide the consulting services for an initial period ending September 30, 2013, unless the agreement is earlier terminated in accordance with its terms. Thereafter, the agreement continues in effect until terminated by either party on 2 weeks’ notice. Mr. Sexton’s monthly consulting fee will be $15,000. During the term of the agreement, he will be reimbursed for customary and reasonable business-related expenses and travel that he is authorized to take, consistent with Company policies and procedures. Mr. Sexton continues to be bound by non-competition and non-solicitation obligations as provided for in his employment agreement.
The Sexton Agreement further provides that conditioned on his execution of a release of claims, In accordance with the terms of his employment agreement, Mr. Sexton is entitled to the following severance benefits (i) payment of his accrued and unpaid salary and benefits, (ii) salary continuation for twelve months in the aggregate amount of $433,000, (iii) remaining eligible for a prorated annual incentive bonus for the fiscal years 2012 and 2013 if the Company pays bonuses on account of such years to executives who remain employed with the Company, (iv) payment in respect of COBRA premiums, (v) outplacement services and (vi) thirteen months additional vesting on his time-vesting equity awards which are unvested as of the Transition Date. All other unvested equity awards will be forfeited upon the Transition Date.

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing the transition disclosed in item 5.02 is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information contained in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)                   Exhibits.

Exhibit Number	Description
99.1*	Press Release dated April 22 , 2013

*	Document furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: April 22, 2013	By: /s/ Louis Hernandez, Jr. Name: Louis Hernandez, Jr. Title: President and Chief Executive Officer